UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

YOUNG BROADCASTING INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-25042 (Commission File No.)	13-3339681 (IRS Employer Identification No.)

599 Lexington Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number:  (212) 754-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See disclosure of the amendment and restatement of Registrant’s senior credit facility contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 3, 2005, the Registrant amended and restated its senior credit facility (as amended, the “Senior Credit Facility”).  The Senior Credit Facility consists of (i) a term loan in the amount of $300 million that matures in 2012 and (ii) a revolving credit facility in the amount of $20 million that matures in 2010.  On May 3, 2005, the full $300 million of the term loan was borrowed by Registrant.  Approximately $278 million of the proceeds of the term loan borrowing were used (i) to finance the purchase by the Registrant of all of its $246,890,000 outstanding principal amount of 8-1/2% Senior Notes due 2008 (the “Notes”) pursuant to a cash tender offer and consent solicitation (the “Offer”) commenced on April 11, 2005 and (ii) to pay fees and expenses related to the Senior Credit Facility and the Offer.  The balance of the term loan borrowing will be used for working capital.

The Senior Credit Facility provides, at the option of the Registrant, that borrowed funds bear interest based upon the London Interbank Offered Rate (LIBOR), the customary “CD Rate” or “Base Rate.”  In addition to the index rate, the Registrant pays a fixed incremental percentage at 1.25% with the Base Rate and 2.25% with LIBOR. Each of the Registrant’s subsidiaries has guaranteed the Registrant’s obligations under the Senior Credit Facility. The Senior Credit Facility is secured by the pledge of all the stock of the Registrant’s subsidiaries and a first priority lien on all of the assets of the Registrant and its subsidiaries. The Senior Credit Facility requires the Registrant to maintain a cash and short-term investment balance of at least $35.0 million. The other covenants contained in the Senior Credit Facility are substantially similar to the covenants contained in the indentures governing the Registrant’s other material indebtedness.  The Senior Credit Facility contains customary events of default.  The Registrant pays an annual commitment fee at the rate of 0.5% per annum of the unused available borrowings under the revolving credit portion of the Senior Credit Facility.

Under the Senior Credit Facility, Wachovia Bank, National Association acts as Administrative Agent, Collateral Agent and Issuing Bank, Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as syndication agents, and BNP Paribas acted as documentation agent.  Such investment banking firms or their affiliates have in the past performed, and/or may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Registrant and its subsidiaries, for which service they have in the past received, and/or may in the future receive, customary compensation and reimbursement of expenses.

Item 8.01. Other Events.

On April 28, 2005, the Registrant issued a press release announcing (i) the revised price to be paid for Notes that are accepted for purchase in the Offer and (ii) that it had received the consents necessary to adopt certain proposed amendments to the indenture governing the Notes and had executed a supplemental indenture to effect such proposed amendments.  The proposed amendments eliminate most of the restrictive covenants and certain events of default contained in the indenture, and modify certain delivery obligations in the event of defeasance of the Notes.  Although the proposed amendments became operative on May 3, 2005 when the Registrant accepted and paid for all of the Notes pursuant to the terms of the Offer, such amendments have no practical effect because no Notes remain outstanding.  Copies of the April 28, 2005 press release and the supplemental indenture are being furnished as Exhibits 99.1 and 99.2, respectively, to this report.

On May 2, 2005, the Registrant issued a press release announcing that 100% of the Notes had been validly tendered and not validly withdrawn pursuant to the Offer.  A copy of this press release is being furnished as Exhibit 99.3 to this report.

On May 3, 2005, the Registrant issued a press release announcing that it had (i) completed the Senior Credit Facility, (ii) borrowed $300 million under the term loan portion of the Senior Credit Facility and (iii) accepted and paid for all of the Notes pursuant to the Offer.  A copy of this press release is being furnished as Exhibit 99.4 to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated April 28, 2005
99.2	Indenture Supplement No. 2 dated April 28, 2005
99.3	Press Release dated May 2, 2005
99.4	Press Release dated May 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2005

YOUNG BROADCASTING INC.

By:

  /s/ James A. Morgan

James A. Morgan

Executive Vice President